Exhibit 10.2
COMSCORE, INC.
CHANGE OF CONTROL AGREEMENT
This Change of Control Agreement (the “Agreement”) is made and entered into by and between Jonathan Carpenter (“Executive”) and comScore, Inc., a Delaware corporation (the “Company”), effective as of November 29, 2021 (the “Effective Date”).
RECITALS
1.The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, to provide Executive with an incentive to continue his employment, and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.
2.The Committee believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment under certain circumstances. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company.
3.Certain capitalized terms used in the Agreement are defined in Section 6 below.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
1.Term of Agreement. This Agreement will have an initial term of two (2) years commencing on the Effective Date (the “Initial Term”). On the second anniversary of the Effective Date, this Agreement will renew automatically for additional one (1) year terms (each an “Additional Term” and together with the Initial Term, the “Term”), unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal; provided, however, that if the Company enters into a definitive agreement to be acquired and the transactions contemplated thereby would result in the occurrence of a Change of Control if consummated, then the Company will no longer be permitted to provide Executive with written notice to not renew this Agreement, and if the Change of Control is consummated, the Agreement will continue in effect through the longer of the date that is twelve (12) months following the effective date of the Change of Control or the remainder of the Term then in effect (for purposes of clarification, it will be possible for the Term of the Agreement to automatically extend after the Company enters into the definitive agreement, but before the Change of Control is consummated). If the definitive agreement is terminated without the transactions contemplated thereby having been consummated and at the time of such termination there is at least twelve (12) months remaining in the Term, the Agreement will continue in effect for the remainder of the Term then in effect, but if there is less than twelve (12) months remaining in the Term then in effect, the Agreement will automatically extend for an additional one (1) year from the date the definitive agreement is terminated. If Executive becomes entitled to benefits under Section 3 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2.At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. If Executive’s employment terminates for any reason in connection with a Change of Control, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, the payment of accrued but unpaid wages or other compensation, as required by law, as may otherwise be available in accordance with the Company’s established employee plans or equity award agreements between the Company and Executive, and any unreimbursed reimbursable expenses, and this Agreement supersedes all prior agreements or arrangements relating to the same.
3.Severance Benefits.
(a)Termination without Cause or Resignation for Good Reason in Connection with a Change of Control. If the Company terminates Executive’s employment with the Company without Cause (and not as a result of Executive’s death or Disability) or if Executive resigns from such employment for Good Reason, and such termination occurs on or within twelve (12) months after a Change of Control, then subject to Section 4, Executive will receive the following:
(i)Accrued Compensation. The Company will pay Executive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements (collectively, the “Accrued Items”).
(ii)Severance Payment. On the sixtieth (60th) day following the termination of employment, Executive will receive a lump sum cash payment in an amount equal to fifteen (15) months of Executive’s annual base salary as in effect immediately prior to Executive’s termination date or, if greater, at the level in effect immediately prior to the Change of Control; provided, however, that any temporary reduction in base salary shall be disregarded for purposes of calculating Executive’s severance payment pursuant to this paragraph.
(iii)Short-Term Incentive. On the sixtieth (60th) day following the termination of employment, the Company shall pay Executive a lump sum cash amount equal to the product obtained by multiplying an amount equal to the greater of (x) Executive’s target short-term incentive award for the year of termination of employment and (y) the full-year short-term incentive award that Executive would have earned had Executive remained employed through the end of the calendar year in which the termination of employment occurs based on the degree of satisfaction of the applicable performance objectives, to the extent determinable, by a fraction, the numerator of which is the total number of days that have elapsed during the calendar year through the date of termination of employment and the denominator of which is the total number of days in such calendar year.
(iv)Continued Executive Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) for the 15-month period coincident with the severance benefit period set forth above. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy. Notwithstanding the foregoing, should the Company determine in its sole discretion that it cannot provide the above COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment for the same period in an amount equal to the monthly COBRA premium Executive would be required to pay to continue his group health coverage in effect on the date of his termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage.
(v)Vesting Acceleration of Equity Awards. Except as otherwise provided in the applicable award agreement, Executive’s then outstanding and unvested Equity Awards as of the date of the termination of employment will be subject to the following treatment (and otherwise be subject to the terms consistent with the applicable plan and award agreements, including the time for payment of such award):
(A)Equity Awards that are not subject to the attainment of performance goals will become vested in full; and
(B)Equity Awards that are subject to vesting upon the attainment of performance goals shall become vested in amount equal to either (a) the target number of shares subject to the Equity Award or (b) if at least fifty percent (50%) of the applicable performance period has been completed as of the date of termination and it would result in a greater number of shares becoming vested based on the degree of satisfaction of the applicable performance objectives through such date, the total number of shares that would have been earned had Executive remained employed through the end of the applicable performance period (as determined in good faith by the Committee), in each case less the number of shares that had already become vested as of the date of such termination of employment in respect of such Equity Award.
(b)Exclusive Remedy. In the event of a termination of Executive’s employment as set forth in Section 3, the provisions of Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive otherwise may be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no benefits, compensation or other payments or rights upon a termination of employment other than those benefits expressly set forth in Section 3 of this Agreement. For the avoidance of doubt, Executive will not be eligible to receive benefits under both this Agreement and that certain Severance Agreement by and between Executive and the Company dated as of the date hereof (the “Severance Agreement”), as, upon Executive’s receipt of any payment or benefit set forth in Section 3 of the Severance Agreement, Executive shall no longer be eligible to receive any of the payments or benefits set forth in this Section 3.
4.Conditions to Receipt of Severance.
(a)Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to this Agreement (except for the Accrued Items) is subject to Executive signing and not revoking a separation agreement and release of claims in a form acceptable to the Company (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable. Except as required by Section 4(c) or as otherwise specified in Section 3, any severance payments or benefits under this Agreement will be paid, or, in the case of installments, will commence, in the first payroll following the effective date of the Release, but not later than fourteen (14) days following the effective date of the Release.

(b)Confidential Information and Invention Assignment Agreements. Executive’s receipt of any payments or benefits under Section 3 (except for the Accrued Items) will be subject to Executive continuing to comply with the terms of the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”) most recently entered into between the Company and Executive, as such agreement may be amended from time to time. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prevents Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity Executive is not prohibited from providing information voluntarily to the Securities and Exchange Commission (the “SEC”) pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.
(c)Section 409A.
(i)Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A 1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.
(ii)It is intended that none of the severance payments under this Agreement will constitute “Deferred Payments” but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 4(c)(iv) below or resulting from an involuntary separation from service as described in Section 4(c)(v) below. However, any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 4(c)(iii). Except as required by Section 4(c)(iii), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.
(iii)Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but before the six (6)-month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.
(iv)Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of Section 4(c)(i).
(v)Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of Section 4(c)(i).
(vi)The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A.
(vii)To the extent any reimbursement or in-kind benefit provided under this Agreement is a Deferred Payment (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) the reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(d)Non-Disparagement. Following Executive’s termination of employment, Executive shall not disparage the Company or otherwise take any action which could reasonably be expected to adversely affect the reputation of the Company. This paragraph will not prohibit Executive from making any disclosure required by law, engaging in the legal process, or providing truthful testimony in response to a subpoena or in any legal or administrative proceeding, and nothing in this Agreement or the Release shall prohibit or restrict Executive from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental agency (including the SEC) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any governmental agency; (iii) testifying, participating or otherwise assisting in an action or proceeding by any governmental agency relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Nothing in this Agreement or the Release shall require Executive to obtain prior authorization from the Company before engaging in any conduct described in the previous sentence, or to notify the Company that Executive has engaged in any such conduct. Further, pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (x) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; (y) is made to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (z) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement or the

Release shall require Executive to obtain prior authorization from the Company before engaging in any conduct described in the previous sentence, or to notify the Company that Executive has engaged in any such conduct.
5.Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits under Section 3 will be either:
(a)delivered in full, or
(b)delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Section 280G of the Code), (iii) cancellation of accelerated vesting of equity awards; (iv) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards.
Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company’s independent public accountants immediately prior to a Change of Control or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company will bear all costs the Accountants may incur in connection with any calculations contemplated by this Section 5.
6.Definition of Terms. The following terms referred to in this Agreement will have the following meanings:
(a)Cause. “Cause” will mean:
(i)Executive’s indictment, plea of nolo contendere or conviction, of any felony or of any crime involving dishonesty by Executive;
(ii)a material breach by Executive of Executive’s duties or of a Company policy that is not cured by Executive within thirty (30) days following written notice of same to Executive by the Company, to the extent such breach is curable; or
(iii)a commission of any act of dishonesty, embezzlement, theft, fraud or misconduct (including harassment) by Executive with respect to the Company, any of which in the good faith and reasonable determination of the Board or the Committee is materially detrimental to the Company, its business or its reputation.
(b)Change of Control. “Change of Control” will mean the occurrence of any of the following events:
(i)Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a Change of Control; or
(ii)Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this Section 6(b)(ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or
(iii)Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this Section 6(b)(iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.
(c)Disability. “Disability” will mean that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate Executive’s employment. In the event that Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.
(d)Equity Awards. “Equity Awards” will mean Executive’s then unvested outstanding stock options, stock appreciation rights, restricted stock units and other Company equity compensation awards.

(e)Good Reason. “Good Reason” will mean Executive’s termination of employment within ninety (90) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent:
(i)A material diminution in Executive’s base compensation (unless such reduction is done as part of a reduction program effective for all of the Company’s senior level executives); or
(ii)the relocation of Executive’s primary workplace to a location more than fifty (50) miles away from Executive’s workplace in effect immediately prior to such relocation.
In addition, in order for a voluntary termination to be considered a termination for “Good Reason” under this Agreement, Executive must provide written notice to the Company of the existence of one or more of the above conditions within ninety (90) days of its initial existence and the Company must be provided thirty (30) days from the notice to remedy the condition. Notwithstanding the foregoing, a termination will not be considered a termination for “Good Reason” if (x) Executive’s conduct is such that Executive’s compensation is subject to clawback provisions under any policy or agreement of the Company, or pursuant to applicable law, statute, rule or regulation of any branch of the federal government, or (y) the event described in Section 6(e)(i) is caused by the intentional or reckless conduct of Executive.
(f)Section 409A Limit. “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
7.Successors.
(a)The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7 or which becomes bound by the terms of this Agreement by operation of law.
(b)Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
8.Notice.
(a)General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when sent electronically or personally delivered, when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid, or when delivered by a private courier service such as UPS, DHL or Federal Express that has tracking capability. In the case of Executive, notices will be sent to the e-mail address or addressed to Executive at the home address, in either case which Executive most recently communicated to the Company in writing. In the case of the Company, electronic notices will be sent to the e-mail address of the Chief Executive Officer and the General Counsel and mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Chief Executive Officer and General Counsel.
(b)Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 8 of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than ninety (90) days after the giving of such notice and expiration of any applicable cure period).
9.Miscellaneous Provisions.
(a)No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.
(b)Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(d)Entire Agreement. This Agreement, the Severance Agreement and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mentions this Agreement.
(e)Compensation Recovery. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges and agrees that this Agreement and any compensation described herein are subject to the terms and conditions of the Company’s clawback policy as may be in effect from time to time, including to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the common stock of the Company may be traded) (the “Compensation Recovery Policy”), and that applicable sections of this Agreement and any related documents shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.
(f)Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the Commonwealth of Virginia (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in the jurisdiction where Executive resides, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.
(g)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.
(h)Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.
(i)Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
[Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	COMSCORE, INC.

	By:	/s/ Sara Dunn

	Name:	Sara Dunn

	Title:	Chief People Officer

	Date:	October 19, 2021 | 14:48 PDT

EXECUTIVE	By:	/s/ Jon Carpenter

	Name:	Jon Carpenter

	Date:	October 19, 2021 | 17:37 PDT

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Change of Control Agreement